Hudson Pacific Properties, Inc. Announces Second Quarter 2012 Financial Results

Los Angeles, CA, August 6, 2012 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2012.

Financial Results

Funds From Operations (FFO) (after specified items) for the three months ended June 30, 2012 totaled $9.5 million, or $0.22 per diluted share, compared to FFO (after specified items) of $8.4 million, or $0.26 per share, a year ago. The specified items for the second quarter of 2012 consisted of expenses associated with the acquisition of 901 Market Street in San Francisco and the pending acquisition of the Olympic Bundy Media Complex in West Los Angeles of $0.3 million, or $0.01 per diluted share, and a one-time supplemental property tax expense for periods prior to the current year of $0.9 million, or $0.02 per diluted share, described more fully below. Second quarter 2011 results reflect $0.8 million of property tax savings stemming from reassessments on several of the Company's properties for periods prior to 2011. FFO including the specified items totaled $8.2 million, or $0.19 per diluted share, for the three months ended June 30, 2012, compared to $8.4 million, or $0.26 per share, a year ago.

The Company reported a net loss attributable to common shareholders of $5.2 million, or $(0.13) per diluted share, for the three months ended June 30, 2012, compared to net loss attributable to common shareholders of $2.1 million, or $(0.07) per diluted share, for the three months ended June 30, 2011.

“Strategic acquisitions, a successful common offering, and strong leasing made for a highly productive second quarter,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. "During the quarter, we significantly enhanced our office portfolio with the acquisition of 901 Market Street in San Francisco and our agreement to acquire the Olympic Bundy Media Complex in West Los Angeles. These properties are located in two of the strongest markets in the country and represent a tremendous opportunity to create value by leveraging our design, repositioning and leasing expertise. To finance these acquisitions, we raised $190.8 million from the sale of common stock. This successful offering included the full exercise of the underwriters' over-allotment option, which indicates strong investor confidence in our operating platform.”

“Leasing activity for the second quarter remained strong with the completion of new and renewal leases totaling 214,154 square feet improving the leased rate of our office portfolio to 93.6%, excluding our 275 Brannan Street and recently acquired 901 Market Street properties. This included a 125,208 square foot lease with CashCall, Inc., a leading consumer finance company, at our City Plaza property in Orange County, California. This lease backfills nearly 87,000 square feet of an expiring lease with the building's largest current tenant, with minimal downtime, and restores the building to a stabilized leased percentage of approximately 92%.”

Second Quarter Highlights

•	FFO (after specified items) of $9.5 million, or $0.22 per diluted share, compared to $8.4 million, or $0.26 per share, a year ago;

•
Completed new and renewal leases totaling 214,154 square feet, including a new 125,208 square foot lease with CashCall, Inc. on seven floors of the Company's City Plaza building, with a staged occupancy beginning in September 2012;

•	Office portfolio leased rate of 93.6% at June 30, 2012 (excluding our 275 Brannan Street and recently acquired 901 Market Street properties), up from 92.5% leased at March 31, 2012;

•	Completed the acquisition of 901 Market Street in San Francisco for $90.0 million;

•	Entered into a purchase agreement to acquire the Olympic Bundy Media Campus in West Los Angeles for $89.0 million with anticipated closing prior to September 1, 2012;

•
Raised $190.8 million after deducting underwriting discounts (before other transaction costs) from the sale of 13,225,000 shares of common stock, which included the full exercise of the underwriters' over-allotment option;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended June 30, 2012

Total revenue during the quarter increased 21.6% to $40.6 million from $33.4 million for the same quarter a year ago. The increase in total revenue was primarily attributable to a $5.0 million increase in rental revenue to $28.4 million, a $0.5 million increase in tenant recoveries to $6.0 million and a $1.2 million increase in parking and other revenue to $2.5 million, largely resulting from the acquisition of office properties during the second half of 2011, and a $0.5 million increase in other property-related revenue to $3.7 million, resulting from higher production activity at the Company's media and entertainment properties.

Total operating expenses increased 30.8% to $37.9 million from $29.0 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $4.2 million increase in office operating expenses to $13.8 million and a $3.1 million increase in depreciation and amortization to $13.7 million, in both cases primarily attributable to office properties acquired during the second half of 2011, a $1.1 million increase in general and administrative expenses to $4.2 million, and a $0.5 million increase in media and entertainment operating expenses to $6.3 million, largely resulting from higher production activity at the Company’s media and entertainment properties compared to the same quarter a year ago. The increase in operating expenses also reflects a one-time property tax savings in the second quarter of 2011 for periods prior to 2011, and a supplemental property tax expense for periods prior to the current year on our Technicolor property of approximately $0.9 million for periods dating back to completion of its construction in 2008. $0.6 million of these supplemental taxes are attributable to the period prior to the Company's initial public offering, with the remaining $0.3 million attributable to the 2011 tax lien year. Property tax reassessments expected to reduce property taxes on the Company's Sunset Gower property, including in connection with the change of ownership stemming from the Company's initial public offering, remain pending.

As a result, income from operations decreased 39.1% to $2.7 million for the second quarter of 2012, compared to income from operations of $4.4 million for the same quarter a year ago.

Interest expense during the second quarter increased 1.0% to $4.6 million, compared to interest expense of $4.5 million for the same quarter a year ago. At June 30, 2012, the Company had $350.3 million of notes payable, compared to $361.1 million as of March 31, 2012 and $275.0 million at June 30, 2011.

Segment Operating Results For The Three Months Ended June 30, 2012

Office Properties

Total revenue at the Company’s office properties increased 27.5% to $30.6 million from $24.0 million for the same quarter a year ago. The increase was primarily the result of a $4.8 million increase in rental revenue to $22.6 million, a $0.6 million increase in tenant recoveries to $5.6 million, and a $1.2 million increase in parking and other revenue to $2.5 million, largely resulting from the acquisition of office properties during the second half of 2011.

Office property operating expenses increased 44.5% to $13.8 million from $9.5 million for the same quarter a year ago. The increase was primarily the result of office properties acquired during the second half of 2011. The increase also reflects the one-time property tax savings in 2011 and the supplemental property tax expense on our Technicolor property, as discussed earlier.

At June 30, 2012, the Company’s office portfolio was 90.8% leased, including our 275 Brannan Street and recently acquired 901 Market Street properties, compared to 90.8% leased a year ago. During the quarter, the Company executed 17 new and renewal leases totaling 214,154 square feet, including a new 125,208 square foot lease with CashCall, Inc., at its City Plaza property in Orange County, California. Excluding the 275 Brannan Street and recently acquired 901 Market Street properties, the Company's office portfolio was 93.6% leased, up from 92.5% as of the quarter ended March 31, 2012.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 6.5% to $10.0 million from $9.4 million for the same quarter a year ago. The increase was primarily the result of a $0.5 million increase in other property-related revenue to $3.7 million relating to higher production activity, and a $0.2 million increase in rental revenue to $5.8 million resulting from higher occupancy compared to the same quarter a year ago.

Total media and entertainment operating expenses increased 9.0% to $6.3 million from $5.8 million for the same quarter a year ago, primarily as a result of higher operating expenses associated with higher production activity.

As of June 30, 2012, the trailing 12-month occupancy for the Company’s media and entertainment portfolio decreased to 69.6% from 73.8% for the trailing 12-month period ended June 30, 2011, but trailing 3-month occupancy significantly improved over the first quarter of 2012, with occupancy reaching 71.5% for quarter ended June 30, 2012, up from 69.7% for the quarter ended March 31, 2012.

Combined Operating Results For The Six Months Ended June 30, 2012

For the first six months of 2012, total revenue was $78.8 million, an increase of 15.6% from $68.2 million in the same period the prior year. Total operating expenses were $70.7 million, compared to $59.0 million in the same period a year ago. As a result, income from operations was relatively flat for the first six months of 2012, compared to the same period a year ago. The Company had $0.4 million of acquisition-related expense during the first six months of 2012, compared to no reportable acquisition-related expense for the same period a year ago. Interest expense during the first six months of 2012 increased 3.2% to $9.5 million from $9.2 million in the same period of 2011.

Balance Sheet

At June 30, 2012, the Company had total assets of $1.3 billion, including unrestricted cash and cash equivalents of $102.5 million. At June 30, 2012, the Company had total capacity of approximately $167.4 million on its $200.0 million secured credit facility, of which nothing had been drawn.

Acquisitions

On June 1, 2012, the Company completed the acquisition of 901 Market Street in San Francisco, for a total gross purchase price of $90.0 million (before closing costs and prorations). 901 Market Street is an approximately 212,000 square foot historic landmark building consisting of approximately 149,000 square feet of office space and 63,000 square feet of ground floor and lower level retail space. 901 Market Street is approximately 65% leased to a diverse tenant base.

Offerings

On May 18, 2012, the Company completed the public offering of 13,225,000 shares of its common stock (including 1,725,000 shares of its common stock issued and sold pursuant to the exercise of the underwriters' option) at the public offering price of $15.00 per share. The net proceeds from the offering, after deducting underwriting discounts (before other transaction costs), were approximately $190.8 million. Proceeds from the offering have been used to repay $10.0 million of indebtedness under the Company's secured revolving credit facility and to finance the acquisition of 901 Market Street. Remaining proceeds are expected to be used to finance the pending acquisition of the Olympic Bundy property.

Financings

On August 3, 2012, we replaced our $200.0 million secured revolving credit facility with a $250.0 million unsecured revolving credit facility with a group of lenders for which Wells Fargo Bank, N.A. acts as administrative agent and its affiliate acts as joint lead arranger, Bank of America, N.A. acts as joint lead arranger and, together with Barclays Capital, acts as joint syndication agent, and Keybank National Association acts as documentation agent. Hudson

Pacific Properties, L.P. is the borrower under our new unsecured revolving credit facility. The facility is required to be guaranteed by us and all of our subsidiaries that own unencumbered properties. The facility includes an accordion feature that allows us to increase the availability by $150.0 million, to $400.0 million, under specified circumstances and subject to receiving commitments from lenders.
Our facility bears interest at a rate per annum equal to LIBOR plus 155 basis points to 220 basis points, depending on our leverage ratio. If the Company obtains a credit rating for its senior unsecured long term indebtedness, it may make an irrevocable election to change the interest rate for the facility to a rate per annum equal to Libor plus 100 basis points to 185 basis points, depending on the credit rating. Our facility is subject to a facility fee in an amount equal to our unused commitments multiplied by a rate per annum equal to 25 basis points to 35 basis points, depending on our usage of the facility, or, if we make the credit rating election, in an amount equal to the aggregate amount of our commitments multiplied by a rate per annum equal to 15 basis points to 45 basis points, depending upon the credit rating. The amount available for us to borrow under the facility is subject to compliance with our covenants, including the following financial covenants:

•	a maximum leverage ratio (defined as consolidated total indebtedness plus our pro rata share of indebtedness of unconsolidated affiliates to total asset value) of 0.60:1.00;

•
a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus our pro rata share of EBITDA of unconsolidated affiliates to fixed charges) of 1.50:1.00;

•
a maximum secured indebtedness leverage ratio (defined as consolidated secured indebtedness plus our pro rata share of secured indebtedness of unconsolidated affiliates to total asset value) of 0.60:1:00 for the first two years of the facility and 0.55:1:00 thereafter;

•
a maximum unencumbered leverage ratio (defined as consolidated unsecured indebtedness plus our pro rata share of unsecured indebtedness of unconsolidated affiliates to total unencumbered asset value) of 0.60:1:00;

•
a minimum unsecured interest coverage ratio (defined as consolidated net operating income from unencumbered properties plus our pro rata share of net operating income from unencumbered properties to unsecured interest expense) of 1.60:1.00; and

•	a maximum recourse debt ratio (defined as recourse indebtedness other than indebtedness under the revolving credit facility but including unsecured lines of credit to total asset value) of 0.15:1.00.

In addition to these covenants, the facility also includes certain limitations on dividend payouts and distributions, limits on certain types of investments outside of our primary business, and other customary affirmative and negative covenants. Our ability to borrow under the facility is subject to continued compliance with these covenants. As of the closing of the new credit facility, we had the ability to borrow up to $208.0 million, of which nothing had been drawn.
Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the second quarter of 2012. Both dividends were paid on July 2, 2012 to stockholders of record on June 21, 2012.

2012 Outlook

The Company is reaffirming full-year 2012 FFO guidance in the range of $0.83 to $0.87 (after specified items) per diluted share. This guidance reflects the issuance of 13,225,000 shares of common stock, the acquisition of 901 Market Street and the anticipated acquisition of the Olympic Bundy property, excluding acquisition-related expenses associated with such acquisitions, the 125,208 square foot lease with CashCall, Inc., and terms of the $250.0 million unsecured revolving credit facility, all as described above. This guidance also reflects the Company's FFO for the six months ended June 30, 2012 of $0.48 (after specified items) per diluted share outstanding over that six-month period. The full-year 2012 FFO estimates reflect management's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2012 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PDT / 4:30 p.m. EDT on the same day. To participate in the event by telephone, please dial (877) 941-1427 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 4549988. International callers should dial (480) 629-9664 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company's Web site. For those unable to participate during the live broadcast, a replay will be available beginning August 6, 2012, at 4:30 p.m. PDT / 7:30 p.m. EDT, through August 13, 2012, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 and use passcode 4549988. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company's results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company's FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company's portfolio consists of approximately 5.4 million square feet (including undeveloped land). The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 14, 2012, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	June 30, 2012	December 31, 2011
ASSETS
REAL ESTATE ASSETS
Land	$387,890	$368,608
Building and improvements	688,735	601,812
Tenant improvements	67,684	69,021
Furniture and fixtures	11,624	11,536
Property under development	10,628	9,527
Total real estate held for investment	1,166,561	1,060,504
Accumulated depreciation and amortization	(68,539)	(53,329)
Investment in real estate, net	1,098,022	1,007,175
Cash and cash equivalents	102,525	13,705
Restricted cash	10,241	9,521
Accounts receivable, net	10,371	8,963
Straight-line rent receivables	13,274	10,801
Deferred leasing costs and lease intangibles, net	77,784	84,131
Deferred finance costs, net	4,800	5,079
Interest rate contracts	172	164
Goodwill	8,754	8,754
Prepaid expenses and other assets	14,234	4,498
TOTAL ASSETS	$1,340,177	$1,152,791

LIABILITIES AND EQUITY
Notes payable	$350,332	$399,871
Accounts payable and accrued liabilities	13,924	12,469
Below-market leases	30,100	22,861
Security deposits	6,215	5,651
Prepaid rent	9,982	10,795
TOTAL LIABILITIES	410,553	451,647

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares and 3,500,000 shares outstanding at June 30, 2012 and December 31, 2011, respectively	145,000	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 47,218,151 shares and 33,840,854 shares outstanding at June 30, 2012 and December 31, 2011, respectively	472	338
Additional paid-in capital	735,872	552,043
Accumulated other comprehensive (deficit) income	(1,215)	(883)
Accumulated deficit	(21,383)	(13,685)
Total Hudson Pacific Properties, Inc. stockholders’ equity	858,746	625,313
Non-controlling common units in the Operating Partnership	58,403	63,356
TOTAL EQUITY	917,149	688,669
TOTAL LIABILITIES AND EQUITY	$1,340,177	$1,152,791

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
Revenues
Office
Rental	$22,591	$17,821	$44,971	$35,335
Tenant recoveries	5,593	4,962	10,973	9,925
Parking and other	2,450	1,253	4,558	4,408
Total office revenues	30,634	24,036	60,502	49,668

Media & entertainment
Rental	5,805	5,592	11,256	11,072
Tenant recoveries	417	516	665	859
Other property-related revenue	3,697	3,242	6,321	6,513
Other	62	21	102	99
Total media & entertainment revenues	9,981	9,371	18,344	18,543

Total revenues	40,615	33,407	78,846	68,211

Operating expenses
Office operating expenses	13,778	9,533	25,134	19,807
Media & entertainment operating expenses	6,289	5,771	11,059	10,950
General and administrative	4,151	3,062	8,665	6,208
Depreciation and amortization	13,708	10,626	25,840	21,987
Total operating expenses	37,926	28,992	70,698	58,952

Income from operations	2,689	4,415	8,148	9,259

Other expense (income)
Interest expense	4,575	4,530	9,466	9,172
Interest income	(2)	(23)	(7)	(31)
Acquisition-related expenses	299	—	360	—
Other expenses (income)	46	118	90	235
	4,918	4,625	9,909	9,376

Net loss	$(2,229)	$(210)	$(1,761)	$(117)

Less: Net income attributable to preferred stock and units	(3,231)	(2,027)	(6,462)	(4,054)
Less: Net income attributable to restricted shares	(79)	(62)	(157)	(124)
Less: Net income attributable to non-controlling interest in consolidated real estate entities	—	10	—	(803)
Add: Net loss attributable to common units in the Operating Partnership	322	188	525	487
Net loss attributable to Hudson Pacific Properties, Inc. shareholders	$(5,217)	$(2,101)	$(7,855)	$(4,611)
Net loss attributable to shareholders’ per share - basic and diluted	$(0.13)	$(0.07)	$(0.21)	$(0.18)
Weighted average shares of common stock outstanding - basic and diluted	39,772,030	29,161,139	36,546,240	25,575,051
Dividends declared per common share	$0.125	$0.125	$0.500	$0.500

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(2,229)	$(210)	$(1,761)	$(117)
Adjustments:
Depreciation and amortization of real estate assets	13,708	10,626	25,840	21,987
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	10	—	(803)
Less: Net income attributable to preferred stock and units	(3,231)	(2,027)	(6,462)	(4,054)
FFO to common shareholders and unit holders	$8,248	$8,399	$17,617	$17,013
Specified items impacting FFO:
Acquisition-related expenses	299	—	360	—
One-time property tax expenses	918	—	918	—
Master Halco termination revenue	—	—	—	(2,744)
Master Halco non-cash write-off	—	—	—	716
FFO (after specified items) to common shareholders and unit holders	$9,465	$8,399	$18,895	$14,985

Weighted average common shares/units outstanding - diluted	42,855	32,270	39,200	28,682
FFO per common share/unit - diluted	$0.19	$0.26	$0.45	$0.59
FFO (after specified items) per common share/unit - diluted	$0.22	$0.26	$0.48	$0.52